EX-99(a)(57)

AMENDMENT
TO THE DECLARATION OF TRUST OF
NORTHERN FUNDS
(a Delaware statutory trust)

This Amendment (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective February 13, 2025, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).
WHEREAS, on February 13, 2025, the Board of Trustees of the Trust unanimously voted to amend the Declaration of Trust to permit the issuance of series or classes of the Trust that operate as exchange-traded funds (“ETFs”).
NOW, THEREFORE, the Declaration of Trust is hereby amended by adding Annex A thereto as follows:

ANNEX A
Provisions Applicable to Series Operating as Exchange-Traded Funds

Notwithstanding anything in the Declaration of Trust to the contrary, the provisions of this Annex A shall apply to any Series or Class of the Trust designated by the Board of Trustees to operate as an exchange-traded fund (such series or class, an “ETF”).  Except as specifically addressed in this Annex A, all other provisions of the Declaration of Trust shall apply to each such Series or Class designated as an ETF to the same extent as any other Series or Class of the Trust.  The provisions of this Annex A do not apply to any Series or Class not so designated by the Board of Trustees to operate as an ETF.

1.	Designation of ETFs. The Trustees in their sole discretion may, from time to time, without vote or consent of the Shareholders, designate that a Series or Class of the Trust shall operate as an ETF.
2.
Creation Units.  Notwithstanding Section 2 of Article V of the Declaration of Trust, a Series or Class designated to operate as an ETF shall issue Shares of such ETF only in one or more “Creation Units,” as that term is defined in Rule 6c-11(a)(1) under the 1940 Act (the “ETF Rule”).  The Trustees in their sole discretion at any time shall determine the aggregate number of Shares constituting a “Creation Unit” for an ETF and any transaction fees or other fees in connection with issuing Creation Units of Shares.  The Trustees in their sole discretion may, from time to time, without vote or consent of the Shareholders, alter the number of Shares constituting a Creation Unit or the fees associated with a Creation Unit, including without limitation to a single share with fees of $0 in the event of a liquidation of an ETF or otherwise. The amount of Shares constituting a Creation Unit for an ETF shall not affect the amount of shares constituting a Creation Unit for another ETF.

3.
Redemptions. Notwithstanding Section 2 of Article VI of the Declaration of Trust, Shares of an ETF shall be redeemable only in one or more Creation Units.  The Trustees may from time to time specify additional conditions, not inconsistent with the 1940 Act, regarding redemption of Shares in the Trust’s then effective Registration Statement under the Securities Act of 1933.

4.
Baskets.  Any “Basket,” as that term is defined in Section (a)(1) of the ETF Rule, that an ETF accepts in exchange for the issuance of, or redeems in exchange for the receipt of, Creation Units of Shares, may be wholly or partly in securities, assets, cash, or other positions, as determined in the sole discretion of the Trustees or their delegate, subject to the 1940 Act and any policies or procedures adopted thereby or thereunder.

5.
Authorized Participants.  Unless expressly otherwise authorized by the Trustees, purchases or redemptions of Creation Units of Shares of an ETF shall only be transacted by the ETF or its Principal Underwriter with an “Authorized Participant,” as that term is defined in Section (a)(1) of the ETF Rule.

6.
Delegation.  Without limiting the general authority of the Trustees under the Declaration of Trust or the Delaware Act to delegate its authority, the authority of the Trustees under this Annex A may be delegated to any officer of the Trust or the Investment Adviser or otherwise as the Trustees considers necessary, desirable or appropriate, including without limitation to establish or alter the size of Creation Units and the fees associated with transaction in Creation Units of Shares.

7.
Interpretation of 1940 Act.  All references in this Annex A to the 1940 Act shall include any exemptive order issued by the Commission thereunder, or any rule or interpretation thereunder that may be amended, adopted or issued by the Commission.  Reference to any such provision of the 1940 Act shall be deemed to include reference to any successor provision.

8.
Rules of Listing Exchange.  For purposes of this Annex A, references in the Declaration of Trust to “applicable law” as applied to an ETF shall be deemed to include, as the context requires, applicable rules of the securities exchange on which Shares of the ETF are listed.